A.G. Edwards, Inc. Announces Results for the Third Quarter and First Nine Months; Third-Quarter Earnings Increase 24% Over Year-Ago Quarter; Three Consecutive Quarters of Higher Earnings

ST. LOUIS, December 18, 2003 -- A.G. Edwards, Inc. (NYSE: AGE) today announced results for the third quarter and first nine months of fiscal 2004, which ended November 30, 2003.

Net earnings for the third quarter were $40 million, or $0.49 diluted earnings per share, on net revenues of $622 million. For the same quarter last year, net earnings were $32 million, or $0.39 diluted earnings per share, on net revenues of $513 million.

For the first nine months of fiscal 2004, net earnings were $105 million, or $1.30 diluted earnings per share, which compares to net earnings of $98 million, or $1.20 diluted earnings per share, for the same period last year. Net revenues for the first nine months of fiscal 2004 were $1.8 billion versus net revenues of $1.7 billion for the same period in fiscal 2003. Net earnings for both the three-month and nine-month periods last fiscal year included a gain of $8.9 million, or $0.11 diluted earnings per share, resulting from the resolution of certain tax matters.

"We were extremely pleased to have improved earnings and higher profit margins for the third straight quarter," commented Robert L. Bagby, chairman and chief executive officer. "Our clients continued to vote with their investment dollars in favor of improving economic and financial market environments, and our employees continue to work hard to address our clients' needs and help keep them focused on their long-term financial goals.

"Our branding initiative has generated a great deal of enthusiasm within our firm, especially among our branches in the pilot markets. As we prepare to roll out this effort nationwide early next year, we are excited to spread the message of how we at A.G. Edwards are fully invested in our clients."

RESULTS OF OPERATIONS

Commissions -- Commission revenues for the third quarter and first nine months of fiscal 2004 increased 33 percent ($68 million) and 15 percent ($103 million), respectively, versus the like periods in fiscal 2003 primarily as a result of increased interest by investors in equities and mutual funds. The nine-month results additionally reflect increased interest in variable annuities.

Asset management and service fees -- Asset-management and service-fee revenues grew by 19 percent ($28 million) versus the third quarter last year and increased 1 percent ($6 million) versus the nine-month period last year. Both periods include revenue growth from fees for a variety of products and services. These gains were offset by lower distribution fees received from certain money funds imposing expense caps based on current money fund yields.

Principal transactions -- Revenues from principal transactions in the third quarter increased 4 percent ($3 million) compared to the year-ago quarter, reflecting increased interest in over-the-counter equity securities partially offset by a decline in revenue from fixed-income products. For the first nine months of this year, principal transaction revenues decreased 5 percent ($12 million) versus the same period in fiscal 2003 as a result of lower overall activity in fixed-income products partially offset by an increase in corporate-equity revenue.

Investment banking -- Revenues for the third quarter were 17 percent ($11 million) higher than the comparable quarter last year. For the first nine months, investment-banking revenues increased 21 percent ($41 million) over the prior year's nine-month period. Both improvements were due to increases in the underwriting of a variety of closed-end funds and, to a lesser extent, other equity products.

Net interest revenue -- Interest revenue net of interest expense in the third quarter decreased 13 percent ($3 million) versus the same quarter last year primarily due to a decline in average interest rates charged on client margin balances. Comparing the first nine months of fiscal 2004 to the same period in fiscal 2003, net interest revenue declined 13 percent ($10 million). The decrease in the nine-month period was due to declines both in average client margin balances and in the average interest rates charged on these balances.

Other revenue -- Other revenue in the third quarter increased $3 million from the same quarter last year due to changes in private equity valuations. For the first nine months of fiscal 2004, other revenue decreased $1 million compared to the first nine months of fiscal 2003.

Non-interest expenses -- Non-interest expenses increased 18 percent ($85 million) during the third quarter compared to the same quarter a year ago. For the first nine months of fiscal 2004, non-interest expenses increased 7 percent ($104 million) versus the same period last fiscal year.

Compensation and benefits in the third quarter and first nine months this year increased 19 percent ($64 million) and 7 percent ($82 million) versus the respective time periods last year. The changes in compensation and benefit expenses in both time periods largely reflect increases in commissionable revenue and incentive compensation.

For the third quarter of fiscal 2004, non-compensation-related expenses increased 15 percent ($21 million) from the same quarter last year. For the first nine months of this fiscal year, non-compensation-related expenses increased 5 percent ($22 million) versus the same nine-month period last year. The third-quarter results reflect increases resulting from communication and technology expenses, the firm's headquarters expansion, legal and other reserves, and marketing expenses related to the firm's branding initiative. The nine-month results also reflect increases in these categories, with the exception of a decrease in communication and technology expenses. The firm's non-compensation-related expenses for the third-quarter and nine-month time periods include a $2.6 million charge, net of adjustments for compensation-related expenses, resulting from potential refunds, currently estimated at $4.5 million, to customers who have purchased Class A mutual fund shares since January 1, 1999.

Income taxes -- Net earnings for both the three-month and nine-month periods ended November 30, 2002 included an $8.9 million gain, or $0.11 diluted earnings per share, resulting from the resolution of certain tax matters.

ADDITIONAL STOCKHOLDER INFORMATION
Total client assets at the end of the third quarter were $265 billion, a 12 percent increase when compared to the end of the third quarter last year and the firm's highest level of client assets reported since the third quarter of fiscal 2001.

As of November 30, 2003, stockholders' equity was $1.73 billion, for a book value per share of $21.58. Diluted per share earnings for the third quarter were based on 81.4 million average common and common equivalent shares outstanding compared to 81.0 million in the prior year. Diluted per-share earnings for the nine-month period were based on 80.9 million average common and common equivalent shares outstanding compared to 81.0 million in the same nine-month period last year.

ABOUT A.G. EDWARDS, INC.
A.G. Edwards, Inc. is a financial services holding company whose primary subsidiary is the national investment firm of A.G. Edwards & Sons, Inc. For more than 116 years, individuals and businesses have turned to A.G. Edwards to develop strong personal relationships with financial consultants dedicated to a client-first philosophy of providing financial solutions tailored to their clients' individual needs. A.G. Edwards and its affiliates encompass 6,956 financial consultants in 706 offices nationwide and two European locations in London, England and Geneva, Switzerland.

This material may contain forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, government monetary and fiscal policy, the actions of competitors, changes in marketing strategies, regulatory changes and actions, changes in legislation, risk management, legal claims, technology changes, compensation changes, and implementation and effects of expense-reduction strategies. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this release. The Company does not undertake any obligation to publicly update any forward-looking statements.

A. G. EDWARDS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	November 30,	November 30,	Increase/	%
	2003	2002	(Decrease)	Chg.
REVENUES:

Commissions	$272,704	$204,664	$68,040	33.2
Asset management and service fees	174,587	146,944	27,643	18.8
Principal transactions	72,418	69,418	3,000	4.3
Investment banking	76,377	65,552	10,825	16.5
Interest	22,051	25,985	(3,934)	(15.1)
Other	4,765	1,474	3,291	223.3

TOTAL REVENUES	622,902	514,037	108,865	21.2

Interest expense	403	1,051	(648)	(61.7)

NET REVENUES	622,499	512,986	109,513	21.3

NON-INTEREST EXPENSES:

Compensation and benefits	400,878	336,983	63,895	19.0
Communication and technology	69,892	67,778	2,114	3.1
Occupancy and equipment	37,391	34,408	2,983	8.7
Marketing and business development	13,604	10,383	3,221	31.0
Floor brokerage and clearance	5,720	6,038	(318)	(5.3)
Other	34,166	21,077	13,089	62.1

TOTAL NON-INTEREST EXPENSES	561,651	476,667	84,984	17.8

EARNINGS BEFORE INCOME TAXES	60,848	36,319	24,529	67.5

INCOME TAXES	21,131	4,352	16,779	385.5

NET EARNINGS	$39,717	$31,967	$7,750	24.2

EARNINGS PER SHARE:
Diluted	$0.49	$0.39	$0.10	25.6
Basic	$0.49	$0.40	$0.09	22.5

AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Diluted	81,401	81,013
Basic	80,047	79,945

STOCKHOLDERS' EQUITY	$1,734,603	$1,668,482

BOOK VALUE PER SHARE	$21.58	$20.85

TOTAL SHARES OUTSTANDING (end of period)	80,379	80,033

A. G. EDWARDS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	For the Nine Months Ended
	November 30,	November 30,	Increase/	%
	2003	2002	(Decrease)	Chg.
REVENUES:

Commissions	$782,897	$680,321	$102,576	15.1
Asset management and service fees	484,784	479,146	5,638	1.2
Principal transactions	224,992	236,796	(11,804)	(5.0)
Investment banking	240,618	199,267	41,351	20.8
Interest	70,223	82,778	(12,555)	(15.2)
Other	5,661	6,717	(1,056)	(15.7)

TOTAL REVENUES	1,809,175	1,685,025	124,150	7.4

Interest expense	2,137	4,707	(2,570)	(54.6)

NET REVENUES	1,807,038	1,680,318	126,720	7.5

NON-INTEREST EXPENSES:

Compensation and benefits	1,192,827	1,111,162	81,665	7.3
Communication and technology	203,206	214,491	(11,285)	(5.3)
Occupancy and equipment	105,902	100,437	5,465	5.4
Marketing and business development	34,495	30,534	3,961	13.0
Floor brokerage and clearance	16,369	17,644	(1,275)	(7.2)
Other	92,661	67,446	25,215	37.4

TOTAL NON-INTEREST EXPENSES	1,645,460	1,541,714	103,746	6.7

EARNINGS BEFORE INCOME TAXES	161,578	138,604	22,974	16.6

INCOME TAXES	56,497	40,977	15,520	37.9

NET EARNINGS	$105,081	$97,627	$7,454	7.6

EARNINGS PER SHARE:
Diluted	$1.30	$1.20	$0.10	8.3
Basic	$1.31	$1.22	$0.09	7.4

AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Diluted	80,869	81,032
Basic	79,926	80,043

STOCKHOLDERS' EQUITY	$1,734,603	$1,668,482

BOOK VALUE PER SHARE	$21.58	$20.85

TOTAL SHARES OUTSTANDING (end of period)	80,379	80,033

A. G. EDWARDS, INC.
QUARTERLY CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	November 30,	August 31,	May 31,	February 28,	November 30,
	2003	2003	2003	2003	2002
REVENUES:

Commissions	$272,704	$268,393	$241,800	$214,698	$204,664
Asset management and service fees	174,587	161,762	148,435	146,480	146,944
Principal transactions	72,418	82,178	70,396	74,328	69,418
Investment banking	76,377	94,557	69,684	51,913	65,552
Interest	22,051	23,986	24,186	23,249	25,985
Other	4,765	2,515	(1,619)	3,522	1,474

TOTAL REVENUES	622,902	633,391	552,882	514,190	514,037

Interest expense	403	950	784	507	1,051

NET REVENUES	622,499	632,441	552,098	513,683	512,986

NON-INTEREST EXPENSES:

Compensation and benefits	400,878	419,094	372,855	342,509	336,983
Communication and technology	69,892	68,795	64,519	68,112	67,778
Occupancy and equipment	37,391	36,269	32,242	33,712	34,408
Marketing and business development	13,604	11,099	9,792	9,643	10,383
Floor brokerage and clearance	5,720	5,989	4,660	4,820	6,038
Other	34,166	33,800	24,695	22,057	21,077

TOTAL NON-INTEREST EXPENSES	561,651	575,046	508,763	480,853	476,667

EARNINGS BEFORE INCOME TAXES	60,848	57,395	43,335	32,830	36,319

INCOME TAXES	21,131	19,907	15,459	11,629	4,352

NET EARNINGS	$39,717	$37,488	$27,876	$21,201	$31,967

EARNINGS PER SHARE:

Diluted	$0.49	$0.46	$0.35	$0.26	$0.39
Basic	$0.49	$0.47	$0.35	$0.26	$0.40

AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Diluted	81,401	80,488	80,738	81,574	81,013
Basic	80,047	79,394	80,337	80,400	79,945

STOCKHOLDERS' EQUITY	$1,734,603	$1,666,738	$1,674,808	$1,688,537	$1,668,482

BOOK VALUE PER SHARE	$21.58	$21.13	$20.99	$20.92	$20.85

A.G. EDWARDS, INC.
QUARTERLY STATISTICAL INFORMATION
(Dollars in thousands, except per share amounts)
(Unaudited)

	3Q FY04	2Q FY04	1Q FY04	4Q FY03	3Q FY03

Net Revenues	$622,499	$632,441	$552,098	$513,683	$512,986

Earnings Before Income Taxes	$60,848	$57,395	$43,335	$32,830	$36,319

Net Earnings	$39,717	$37,488	$27,876	$21,201	$31,967

Net Earnings as a
Percent of Net Revenues	6.4%	5.9%	5.0%	4.1%	6.2%

Average Diluted Shares-
(000's Omitted)	81,401	80,488	80,738	81,574	81,013

Earnings Per Share (Diluted)	$0.49	$0.46	$0.35	$0.26	$0.39

Dividends Per Share	$0.16	$0.16	$0.16	$0.16	$0.16

Stockholders' Equity	$1,734,603	$1,666,738	$1,674,808	$1,688,537	$1,668,482

Book Value Per Share	$21.58	$21.13	$20.99	$20.92	$20.85

Return On Average Equity-
(Quarter Results Annualized)	9.3%	9.0%	6.6%	5.1%	7.8%

Total Assets	$4,180,205	$4,066,745	$3,921,934	$3,980,094	$3,912,376

Financial Consultants	6,956	7,024	7,121	7,222	7,279

Full-time Employees	15,887	15,948	16,079	16,181	16,333

Locations	708	706	707	709	709

Total Client Assets	$265,000,000	$253,000,000	$248,000,000	$228,000,000	$236,000,000

Assets In Fee-based Accounts	$24,732,000	$23,405,000	$21,769,000	$19,973,000	$20,882,000